Exhibit 3.1.6
PAGE 1

          I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CONOLOG CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2009, AT 7:07 O’CLOCK P.M.

          A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

          AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 2009.

Jeffrey W. Bullock, Secretary of State
0693103 8100	AUTHENTICATION: 7156217

090200097	DATE: 02-25-09
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:07 PM 02/25/2009
FILED 07:07 PM 02/25/2009
SRV 090200097 — 0693103 FILE

Certificate of Amendment
of
Certificate of Incorporation
of
CONOLOG CORPORATION

Under Section 242 of the Delaware General Corporation Law

          Conolog Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article thereof numbered fourth so that, as amended, said Article FOURTH shall be and read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is thirty-two million (32,000,000) shares, of which two million (2,000,000) shares having a par value of $.50 per share are to be classified as Preferred Stock and thirty million (30,000,000) shares having a par value of $.01 per share are to be classified as Common Stock.

Effective as of the opening of business on February 26, 2009 (the “Record Date”), each Five (5) shares of the Corporation’s Common Stock, par value $.01 per share, issued and outstanding as of the Record Date shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $.01 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.”

          2.          The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 25th day of February, 2009

Robert S. Benou
Chairman & Chief Executive Officer